Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2011, CVS Caremark Corporation had the following significant subsidiaries:

Accendo Insurance Company (a Utah corporation)

Caremark, L.L.C. (a California limited liability company)

CaremarkPCS Health, L.L.C. (a Delaware limited liability company)

Caremark PhC, L.L.C. (a Delaware limited liability company)

Caremark Rx, L.L.C. (a Delaware limited liability company)(2)

CVS Albany, L.L.C. (a New York limited liability company)

CVS Caremark Part D Services, L.L.C. (a Delaware limited liability company)

CVS Pharmacy, Inc. (a Rhode Island corporation)(1)

Garfield Beach CVS, L.L.C. (a California limited liability company)

Holiday CVS, L.L.C. (a Florida limited liability company)

Longs Drug Stores California, L.L.C. (a California limited liability company)

MemberHealth LLC (a Delaware limited liability company)

Pennsylvania CVS Pharmacy, L.L.C. (a Pennsylvania limited liability company)

Pennsylvania Life Insurance Company (a Pennsylvania corporation)

RxAmerica, LLC (a Delaware limited liability company)

SilverScript Insurance Company (a Tennessee corporation)

(1)                  CVS Pharmacy, Inc. is the immediate or indirect parent of approximately 51 entities that operate drugstores, all of which drugstores are in the United States and its territories.

(2)                  Caremark Rx, L.L.C., the parent of the Registrant’s pharmacy services subsidiaries, is the immediate or indirect parent of several mail order, specialty mail and retail specialty pharmacy subsidiaries, all of which operate in the United States and its territories.